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                    ALLIANCE BOND FUND, INC.

                     ARTICLES SUPPLEMENTARY


    ALLIANCE BOND FUND, INC., a Maryland corporation having its principal office in the state of Maryland in the city of Baltimore (hereinafter called the "Corporation"), certifies that:

         FIRST: The total number of shares of capital stock that the Corporation has authority to issue has been increased to Seven Hundred Million (700,000,000) shares of Common Stock, par value $.001 per share, by the Corporation's Board of Directors in accordance with
         Section 2-105(c) of the Maryland General Corporation
         Law.

         SECOND: Immediately before the increase, the Corporation was authorized to issue a total of Five Hundred Million (500,000,000) shares of Common Stock, par value $.001 per share, One Hundred Million (100,000,000) of which were designated as "Class A Common Stock" of the U.S. Government Portfolio, One Hundred Million (100,000,000) of which were designated as "Class B Common Stock" of the U.S. Government Portfolio, Two Hundred Million (200,000,000) of which were designated as shares of the High Yield Portfolio and One Hundred Million (100,000,000) of which were designated as shares of the Monthly Income Portfolio, having an aggregate par value of $500,000. As increased, the Corporation shall be authorized to issue a total of Seven Hundred Million (700,000,000) shares of Common Stock, par value $.001 per share, Two Hundred Million (200,000,000) of which shall be designated as "Class A Common Stock" of the U.S. Government Portfolio, Two Hundred Million (200,000,000) of which shall be designated as "Class B Common Stock" of the U.S. Government Portfolio, Two Hundred Million (200,000,000) of which shall be designated as shares of the High Yield Portfolio and One Hundred Million (100,000,000) of which shall be designated as shares of the Monthly Income Portfolio, having an aggregate par value of $700,000.

         THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.



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         IN WITNESS WHEREOF, Alliance Bond Fund, Inc. has caused
these Articles Supplementary to be executed by a Senior Vice President and its corporate seal to be affixed and attested by its Secretary on this 25th day of March, 1992. The Senior Vice President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalty of perjury that to the best of his knowledge, information and belief the matters and facts relating to approval hereof are true in all material respects.


                       ALLIANCE BOND FUND, INC.


                       By: /s/ Wayne D. Lyski
                          ______________________________
                                   Wayne D. Lyski
                                Senior Vice President


[CORPORATE SEAL]



Attest: /s/ Edmund P. Bergan, Jr.
        _________________________
         Edmund P. Bergan, Jr.
             Secretary

























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